Exhibit 99.B(a)(3)

ARTICLES SUPPLEMENTARY OF

M FUND, INC.

M Fund, Inc. (the “Corporation”), a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

FIRST:                   The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND:             The total number of shares of capital stock that the Corporation currently has authority to issue is one billion (1,000,000,000), with a par value of one-tenth of one cent ($0.001) per share, and an aggregate par value of one million dollars ($1,000,000), four hundred million (400,000,000) of which shares are allocated and classified as follows:

Name of Class	Total Number of Shares Allocated

Brandes International Equity Fund (formerly Edinburgh Overseas Equity Fund)	100,000,000
Turner Core Growth Fund	100,000,000
Frontier Capital Appreciation Fund	100,000,000
Clifton Enhanced U.S. Equity Fund (formerly Franklin Enhanced U.S. Equity Fund)	100,000,000

With six hundred million shares (600,000,000) being unclassified.

THIRD:                  Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article VI of the Articles of Incorporation, the Board of Directors has classified and designated 100,000,000 shares of the authorized but unissued shares of common stock of the Business Opportunity Value Fund, par value $0.001 per share.

FOURTH:          The shares of the Business Opportunity Value Fund shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions as were afforded to the shares of Brandes International Equity Fund (formerly Edinburgh Overseas Equity Fund), Turner Core Growth Fund, Frontier Capital Appreciation Fund and Clifton Enhanced U.S. Equity Fund (formerly Franklin Enhanced U.S. Equity Fund) common stock as set forth in Article VI of the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this 1st day of February, 2002, by its President who acknowledges that to the best of his knowledge, information and belief and under penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST:	M FUND, INC.

/s/ David Schutt	/s/ Daniel F. Byrne
David Schutt	Daniel F. Byrne
Secretary	President